Exhibit 10.1

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (the “Agreement”) is entered into January 18, 2018, by and among One Horizon Group, Inc., a Delaware corporation (“OHGI”), ONCE IN A LIFETIME LLC, a Florida limited liability company d/b/a 123Wish (“Company”), Andrew Resnick (“Resnick”) and Natalia Diaz Weissman1 (“Diaz”), managing members of the Company (“Managing Members”), and the other members of the Company who are signatories hereto (together with the Managing Members, the “Members”), upon the following premises:

Preliminary Statement

OHGI is a publicly traded corporation whose shares of common stock, par value $0.0001 per share (“OHGI Common Stock”), are listed on the NASDAQ Capital Market (“NASDAQ”) and registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

The Members own all of the outstanding membership interests in the Company (the “Company Membership Interests”).

OHGI desires to acquire Company Membership Interests representing fifty-one percent (51%) of the fully-diluted Company Membership Interests, from the Members in exchange for 1,333,334 shares of OHGI Common Stock (“Initial Shares”) plus an additional number of shares of OHGI Common Stock computed in accordance with the provisions of Section 5.02 of this Agreement (“Additional Shares,” and together with the Initial Shares, the “Exchange Shares”), and the Members are each willing to exchange fifty-one percent (51%) of their Company Membership Interests for the Exchange Shares on the terms and subject to the conditions set forth herein (“Exchange”).

The board of directors of OHGI (“Board of OHGI”) and the Board of Managers of the Company (“Board of the Company”) have determined that the transaction contemplated hereby is desirable and in the best interests of their stockholders and the Members, as the case may be. This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed Exchange.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

As an inducement to the consummation of the Exchange, the Company and the Managing Members (collectively, the “Company Parties”), jointly and severally, represent and warrant that, except as set forth in the schedules of exceptions to the representations of the Company Parties annexed hereto (“Company Disclosure Schedules”), as of the date hereof and the Closing Date (as defined in Section 4.02 hereof):

1.01 Organization and Qualification.

(a) The Company is duly organized, validly existing, and in good standing under the laws of the State of Florida and has the power and is duly authorized under all applicable laws, regulations, ordinances and orders of public authorities, to carry on its business in all material respects as it is now being conducted. The Company has not qualified to do business in any State other than Florida. To the knowledge of the Company, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail the power and authority or qualification of the Company within such jurisdiction.

1 Diaz only uses her married name, ‘Weissman’, from time-to-time, and references to Natalia Diaz and Natalia Diaz Weissman in this Exchange Agreement and in the Shareholders Agreement, Employment Agreement and Amended Operating Agreement and any other documents relative to this proposed transaction describe one and the same person.

(b) Prior to the date on which the transaction contemplated hereby is consummated (“Closing Date”), the Company will deliver to OHGI complete and correct copies of the Articles of Organization and within three (3) business days hereof, the fully executed Limited Liability Company Agreement (“Operating Agreement”) of the Company (collectively, the “Company Charter Documents”). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Company Charter Documents.  The Company has taken all actions required by law, the Company Charter Documents, or otherwise to authorize the execution and delivery of this Agreement. The Company has full power, authority, and legal capacity to consummate the transactions herein contemplated.

1.02 Power and Authority. The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

1.03 Authorization of Agreement; Due Execution and Delivery; Binding Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by the Managing Members of the Company, and the Managing Members have recommended that the Members accept the Exchange. This Agreement has been duly executed and delivered on behalf of the Company. This Agreement constitutes a valid and binding obligation of the Company and the Members, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors, rights generally, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

1.04 No Conflict.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (i) will not violate any provision of the Company Charter Document; (ii) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which the Company is a party or to which any of its assets, properties or operations are subject; (iii) violate any provision of law, statute, rule, regulation or executive order to which the Company is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to the Company.

1.05 Company Membership Interests. As of the date hereof, the only Company Membership Interests issued and outstanding are those owned by the Members party hereto, all of which are owned by the Members in the amounts and percentages set forth on Table 1 annexed hereto. None of the outstanding Company Membership Interests were issued in violation of the preemptive or other rights of any Members or other person or entity.

1.06 Derivative Securities.  There are no existing options, warrants, calls, or commitments of any character giving any person or entity the right to acquire Company Membership Interests.

1.07 Liabilities. As of the Closing Date, the liabilities (whether absolute, accrued, contingent, known or unknown or otherwise) of the Company will, in the aggregate, be less than $50,000.  Schedule 1.07(d) of the Company Disclosure Schedules sets forth, separately, (i) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by the Company, inclusive of any outstanding loans, lines of credit and other indebtedness incurred by the Company, the repayment obligations for which are secured by any of the Company’s assets; and (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the date hereof.

1.08 Absence of Certain Changes or Events.  Prior to the Closing Date:

(a)  There will not have been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of the Company since the date of the most recent balance sheet and/or historical financial statements provided by the Company to OHGI in contemplation of the Exchange;

(b)  Except as otherwise contemplated herein, subsequent to the date hereof, the Company will not (i) materially amend the Company Charter Documents; (ii) declare or make, or agree to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to Members or purchase or redeem, or agree to purchase or redeem, any Company Membership Interests; (iii) make any material change in its method of management, operation or accounting; (iv) enter into any other material transaction other than sales in the ordinary course of its business; or (v) make any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)  The Company will not (i) grant or agree to grant any options, warrants or other rights to purchase, subscribe for, or otherwise acquire Company Membership Interests, or other securities convertible into, exchangeable for, or otherwise giving the holder thereof the right to acquire, Company Membership Interests; (ii) borrow or agree to borrow any funds or incur, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sell or transfer, or agree to sell or transfer, any of its assets, properties, or rights or cancel, or agree to cancel, any debts or claims; or (iv) issue, deliver, or agree to issue or deliver any Membership Interests or other securities of the Company, including debentures or other debt obligations, except in connection with this Agreement.

1.09 Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  The Company does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

1.10 Compliance. The Company to its knowledge is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority; or (iii) or has not been, in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, registration as a charitable organization, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a material adverse effect: (A) on the legality, validity or enforceability of this Agreement; (B) on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company; or (C) on the ability of the Company or the Members to perform in any material respect on a timely basis, his, her or its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”).

1.11 Regulatory Permits. The Company possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as presently conducted, except as set forth in Section 1.01 and where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

1.12 Contracts.

(a)  Schedule 1.12(a) of the Company Disclosure Schedules contains a list of all contracts, agreements, franchises, license agreements, debt instruments or other commitments to which the Company is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business. In the case of oral agreements, Schedule 1.12(a) contains a description thereof.

(b)  All contracts, agreements, franchises, license agreements, and other commitments to which the Company is a party or by which its properties are bound and which are material to the operations of the Company taken as a whole are valid and enforceable by the Company in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c) The Company owns, licenses or has rights to use any and all intellectual property and technology used in the Company’s business, and to its knowledge the Company’s use of such intellectual property or technology does not infringe upon the intellectual property rights of any third party; and

(d)  Except as included or described in Schedule 1.12(a) of the Company Disclosure Schedules, the Company is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or manager of the Company, which, in each case cannot be terminated by the Company on notice of no more than thirty (30) days at a cost of no more than $25,000.

1.13 Bank Accounts; Power of Attorney.   Schedule 1.13 of the Company Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by the Company within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of the Company; (ii) all safe deposit boxes and other similar custodial arrangements maintained by the Company within the past twelve (12) months; (iii) the check ledger for the last twelve (12) months, and (iv) the names of all persons holding powers of attorney from the Company or who are otherwise authorized to act on behalf of the Company with respect to any matter, other than its officers and managers, and a summary of the terms of such powers or authorizations.

1.14 No Brokers. The Company has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and has not incurred or agreed to pay, or taken any other action that would entitle any person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

1.15 Disclosure.  All disclosure provided to OHGI regarding the Company, its business and the transactions contemplated hereby, including the Company Disclosure Schedules to this Agreement, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. In the event that the Company Disclosure Schedules are not delivered contemporaneously with the execution of this Agreement, they shall be delivered prior to the Closing Date.

The Company Parties acknowledge and agree that OHGI has not made, nor is OHGI making, any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth herein.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

The Members hereby represent and warrant, severally and solely, to OHGI as follows.

2.01 Good Title.  The Member is the record and beneficial owner, and has good title to the Company Membership Interests set forth opposite his name on Table 1, with the right and authority to sell and deliver such Company Membership Interests, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering OHGI or its designee as the new owner of such Company Membership Interests in the records maintained by the Company listing the names of Members and their respective ownership of Company Membership, OHGI or its designee will receive good title to such Company Membership Interests, free and clear of all liens.

2.02 Power and Authority. The Member has the legal power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform such Member’s obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Member, enforceable against the Member in accordance with the terms hereof.

2.03 No Conflicts.  The execution and delivery of this Agreement by the Member and the performance by the Member of his, her or its obligations hereunder in accordance with the terms hereof (i) will not require the consent of any third party or governmental entity under any applicable laws; (ii) will not violate any laws applicable to the Member and (iii) will not violate or breach any contractual obligation to which the Member is a party, including without limitation, the Operating Agreement.

2.04 Member is Acquiring Exchange Shares for Investment and is an Accredited Investor.

(a) The Member is acquiring the Exchange Shares for investment for such Member’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Member has no present intention of selling, granting any participation in, or otherwise distributing the same. The Member further represents that he, she or it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Company Membership Interests.

(b) The Member represents and warrants that such Member (i) can bear the economic risk of such Member’s respective investments, and (ii) possesses such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of the investment in OHGI and OHGI Common Stock.

(c) The Member represents that he, she or it is an “Accredited Person” as that term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (“SEC”) under Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), and that such Member understands and acknowledges that OHGI is relying upon such representation to qualify for the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D, and that each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(d) The Member acknowledges that neither the SEC nor the securities regulatory body of any other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e) The Member acknowledges that he, she or it has carefully reviewed such information as such Member has deemed necessary to evaluate an investment in OHGI and the OHGI Common Stock. The Member acknowledges that such Member has been furnished all materials that he, she or it has requested relating to OHGI and the issuance of the Exchange Shares hereunder, and that such Member has been afforded the opportunity to ask questions of OHGI’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Members. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of OHGI set forth in this Agreement, on which each of the Members has relied in making an exchange of his, her or its Company Membership Interests for the Exchange Shares.

(f) The Member understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely. Each Member further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, OHGI’s compliance with the reporting requirements under the Exchange Act).

(g) Such Member agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of such Member under this Section 2.04 shall survive the Closing for the period set forth in Section 9.01 hereof.

2.05 Broker. None of the Members has retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and none of the Members has incurred or agreed to pay, or taken any other action that would entitle any person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF OHGI

As an inducement to, and to obtain the reliance of the Company and the Members, except as set forth in the schedules of exceptions to the representations of OHGI annexed hereto (“OHGI Disclosure Schedules”), OHGI represents and warrants, as of the date hereof and as of the Closing Date, as follows:

3.01 Organization. OHGI is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  OHGI has made available to the Company or there has been available on EDGAR complete and correct copies of the certificate of incorporation and bylaws of OHGI as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of OHGI’s certificate of incorporation or by-laws. OHGI has taken all action required by law, its certificate of incorporation and by-laws, or otherwise to authorize the execution and delivery of this Agreement, and OHGI has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation and by-laws, or otherwise to consummate the transactions herein contemplated, except that the issuance of the OHGI Common Stock will require the consent of NASDAQ; and, if the number of such shares exceeds Nineteen and Nine-Tenths percent (19.9%) of the outstanding shares of OHGI outstanding on the Closing Date or the date of issuance, the consent of the shareholders of OHGI.

3.02 Capitalization.

 (a) OHGI’s authorized capitalization consists of 200,000,000 shares of OHGI Common Stock, of which not more than 35,000,000 shares are issued and outstanding, and 50,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. All outstanding shares OHGI Common Stock have been issued and granted in compliance with all applicable securities laws and (in all material respects) other applicable laws and regulations.

(b) Except as contemplated by this Agreement, and as have or will be disclosed in the “SEC Reports” (as defined in Section 3.04) and except as set forth in Schedule 3.02 (c) of the OHGI Disclosure Schedules, there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which OHGI is a party or by which it is bound with respect to any equity security of any class of OHGI, and there are no agreements to which OHGI is a party, or which OHGI has knowledge of, that conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Except as contemplated by this Agreement, and as have or will be disclosed in the SEC Reports and except as set forth in Schedule 3.02 (c) of the OHGI Disclosure Schedules, there are no registration rights agreements to which OHGI is a party, or which OHGI has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

3.03 Subsidiaries and Predecessor Corporations. Except as disclosed in the SEC Reports, OHGI does not have any predecessor corporation, no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

3.04 SEC Filings; Financial Statements.

(a) OHGI has made available to the Company and the Members, or there has been available on EDGAR, correct and complete copies of each report, registration statement and definitive proxy statement filed by OHGI with the SEC since January 1, 2015 (“SEC Reports”). As of their respective dates, the SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports; and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Included in the SEC Reports are the audited consolidated balance sheets of OHGI as of December 31, 2016, and 2015, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for December 31, 2016, and 2015, together with the notes to such statements and the opinion of its independent certified public accountants, with respect thereto; and the unaudited consolidated balance sheets of OHGI as of September 30, 2017, and 2016, and the related unaudited consolidated statements of operations and cash flows for the three (3) months and nine (9) months ended September 30, 2017, and 2016, together with the notes to such statements.

 (c) Each set of financial statements (including, in each case, any related notes thereto) contained in the SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of OHGI at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments, which were not or are not expected to have a Material Adverse Effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of OHGI, taken as a whole.

(d) The OHGI balance sheets are true and accurate and present fairly as of their respective dates the financial condition of OHGI. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, OHGI had no liabilities or obligations (absolute or contingent) that should be reflected in the balance sheets or the notes thereto prepared in accordance with GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of OHGI, in accordance with GAAP. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required by GAAP to be set forth therein. All of OHGI’s assets are reflected on its financial statements, and, except as set forth in the OHGI Disclosure Schedules or the financial statements of OHGI or the notes thereto, OHGI has no material liabilities, direct or indirect, matured or un-matured, contingent or otherwise; and

(e) The books and records, financial and otherwise, of OHGI are in all material aspects complete and correct and have been maintained in accordance with GAAP, consistently applied throughout the periods involved.

3.05 Options or Warrants.   Except as has or will be disclosed in the SEC Reports, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of OHGI.

3.06 Absence of Certain Changes or Events. Since September 30, 2017 and except as disclosed in the SEC Reports or as set forth in Section 3.06 of the OHGI Disclosure Schedules hereto:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of OHGI or (ii) any damage, destruction or loss to OHGI (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of OHGI;

(b) OHGI has not (i) amended its certificate of incorporation or by-laws, except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value, which in the aggregate are outside of the ordinary course of business or material considering the business of OHGI; or (iv) made any material change in its method of management, operation, or accounting;

(c) OHGI has not except as has or will be disclosed in SEC Reports: (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent OHGI balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of OHGI; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)  OHGI has not become subject to any law or regulation that materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of OHGI.

3.07 Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of OHGI, threatened against OHGI, or affecting OHGI or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in Schedule 3.08 to the OHGI Disclosure Schedules.  OHGI is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.08 No Conflict with Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which OHGI is a party or to which any of their respective assets, properties or operations are subject.

3.09 Compliance with Laws and Regulations.  OHGI has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.

3.10 Approval of Agreement.  The Board of OHGI and to the extent required, its shareholders have authorized the execution and delivery of this Agreement by OHGI and have approved this Agreement and the transactions contemplated hereby, except that the shareholders of OHGI have not granted such requests as might be required for the issuance of shares hereunder as required by NASDAQ.

3.11 Material Transactions or Affiliations.  Except as set forth in Schedule 3.11 of the OHGI Disclosure Schedules and in the SEC Reports, there exists no contract, agreement or arrangement between OHGI (or any predecessor) and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by OHGI to own beneficially, five percent (5%) or more of the issued and outstanding common shares of OHGI; and, or, which is to be performed in whole or in part after the date hereof or was entered into since January 1, 2015. No officer, director, nor any five percent (5%) Shareholder(s) of OHGI has, or has had since inception of OHGI, any known interest, direct or indirect, in any such transaction with OHGI, which was material to the business of OHGI. OHGI has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

3.12 Valid Obligation.  This Agreement and all agreements and other documents executed by OHGI in connection herewith constitute the valid and binding obligation of OHGI, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

3.13 Exchange Act Compliance.  OHGI is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on OHGI.

3.14 No Brokers.  Except for the entity or entities that has or have been identified to the Managing Members and who has or have or will be paid by OHGI, OHGI has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and OHGI has not incurred or agreed to pay, or taken any other action that would entitle any person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

3.15 Disclosure.  All disclosure provided to the Members regarding OHGI, its business and the transactions contemplated hereby, including the OHGI Disclosure Schedules to this Agreement, furnished by or on behalf of OHGI with respect to the representations and warranties made herein are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. In the event that the OHGI Disclosure Schedules are not delivered contemporaneously with the execution of this Agreement, they shall be delivered as soon as practicable prior to the Closing Date.

OHGI acknowledges and agrees that the Company and the Members have not made, nor are the Company and the Members making, any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth herein.

ARTICLE IV

PLAN OF EXCHANGE

4.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the Members, shall assign, transfer and deliver to OHGI, free and clear of all security interests, liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the percentage of Company Membership Interests set forth on Table 1 annexed hereto, representing in the aggregate, fifty-one percent (51%) of the fully diluted Company Membership Interests. In exchange for the transfer of such Company Membership Interests, OHGI shall issue and deliver the Initial Shares to each of the Members pro-rata in proportion to their respective ownership percentages of the total Company Membership Interests as set forth in Table 1 (“Member Ownership Percentages”).

4.02 Closing.  The “Closing” or the “Closing Date” of the transactions contemplated by this Agreement shall occur on or before February 28, 2018, or such or such other date as the parties shall agree. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Exchange being met.

4.03 Closing Events.  At the Closing, OHGI, the Company and the Members shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, financial statements, Schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

4.04 Termination.  This Agreement may be terminated by the Company or OHGI only in the event that the Company or OHGI, as the case may be, does not meet the conditions precedent set forth in Articles VI and VII. If this Agreement is terminated pursuant to this Section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE V

COVENANTS OF THE PARTIES

The parties hereby agree that:

5.01. Audited Financial Statements.  The Company shall deliver to OHGI no later than seventy (70) days following the consummation of the transaction contemplated hereby, audited financial statements of the Company for the year ended December 31, 2017, including balance sheets at December 31, 2017, and 2016, and statements of operations and cash flows for the year ended December 31, 2017, prepared in accordance with GAAP, consistently applied, together with a report of the auditors of the Company thereon, in such form that will to enable OHGI to file a Form 8-K with the SEC reporting the acquisition of the Company in accordance with the applicable requirements of the Exchange Act, all at OHGI sole cost and expense. The Managing Members agree to exert reasonable best efforts and cooperate in the preparation of such financial statements, including executing such certificates as may reasonably be requested by the auditors. OHGI agrees to pay the reasonable fees and costs of the auditor in completing the audit of the Company.

5.02 Additional Shares.

(a) Promptly, and in no event more than forty-five (45) days after the end of the period commencing on the Closing Date and ending at the end of the calendar month which first ends six (6) months after the Closing Date, tentatively, July 31, 2018 (“First Adjustment Period”), the Company shall deliver to the Members, in proportion to their respective “Membership Ownership Percentages,” a number of Additional Shares equal to Two-and-a-half (2.5) times the Company’s net after-tax earnings (“Net Profit”) for the First Adjustment Period, divided by the Market Value of the OHGI Common Stock, as determined below.

(b) Promptly and in no event more than forty-five (45) days after the end of the period commencing on the day following the First Adjustment Period and ending six (6) months thereafter (tentatively, January 31, 2019) (“Second Adjustment Period”), the Company shall deliver to the Members, in proportion to their respective Membership Ownership Percentages, a number of Additional Shares equal to Four-and-a-half (4.5) times the Company’s Net Profit for Second Adjustment Period, divided by the Market Value of the OHGI Common Stock, as determined below.

For purposes of the above:

(i)       the Company’s Net Profit for each of the First Adjustment Period and the Second Adjustment Period shall be determined in accordance with GAAP. For the avoidance of doubt, Net Profits shall not include any revenues, or costs and expenses, related to OHGI or any other subsidiary or affiliate thereof other than the Company.

(ii)      the “Market Value” of the OHGI Common Stock used to determine the number of shares of Common Stock deliverable in respect of the First Adjustment Period or the Second Adjustment Period, as the case may be, shall be the average closing price of a share of OHGI Common Stock for the ten (10) consecutive trading days (“Determination Period”) ending on the last day of the First Adjustment Period or the Second Adjustment Period, as the case may be (each, a “Determination Date”).

(iii)       closing price of a share of OHGI Common Stock as of any date during the Determination Period shall mean (A) if the OHGI Common Stock is then listed on NASDAQ or another securities exchange (each, an “Exchange”), the closing price of the OHGI Common Stock on the Exchange on which OHGI Common Stock is then listed on such date as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City-time) to 4:02 p.m. (New York City-time); (B) if OHGI Common Stock is quoted on OTCQB, OTCQX or a similar recognized quotation service (each, a “Quotation Service”), the closing price of a share OHGI Common Stock on such date as quoted on such Quotation Service ; or (C) if the OHGI Common Stock is not then listed on an Exchange or quoted for trading on a Quotation Service and if prices for the OHGI Common Stock are then reported by OTC Pink, the price published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), as the last bid price per share of the OHGI Common Stock so reported for such date; or (D) in all other cases, the fair market value of a share of OHGI Common Stock as determined by an independent appraiser selected in good faith by the Board of Directors of OHGI, the fees and expenses of which shall be paid by OHGI.

For example, (i) if the Company’s Net Profit for the First Adjustment Period was $1,000,000 and the Market Value of the OHGI Common Stock was $1.00, the aggregate number of shares of OHGI Common Stock to be issued to the Members would be 2,500,000 shares, and (ii) if the Company’s Net Profit for the Second Adjustment Period was $2,000,000 and the Market Value of the OHGI Common Stock was $3.00, the aggregate number of shares of OHGI Common Stock to be issued to the Members would be 3,000,000 shares.

OHGI shall cause its Transfer Agent to issue and deliver certificates evidencing the number of additional shares of OHGI Common Stock, if any, registered in the names of the Members, to the Members, in proportion pro-rata to their ownership of Company Shares within five (5) days after the Determination Date (“Issuance Date”).

(c) Notwithstanding anything herein to the contrary, regardless of whether OHGI has a class of securities listed on NASDAQ at the time Additional Shares are to be issued in respect of the First Adjustment Period and the Second Adjustment Period, the aggregate number of shares of OHGI Common Stock to be delivered pursuant to this Agreement, including the Initial Shares and the Additional Shares, cannot exceed 19.9% of the total number of shares of the OHGI Common Stock outstanding as of the Closing Date and on the dates of issuance of Additional Shares unless approved by NASDAQ, which will require a vote of the shareholders of the Company other than the Members. If it is necessary under the circumstances for OHGI and/or the Company to obtain approval from its shareholders or Members to permit any issuance of OHGI Common Stock pursuant to the terms hereof, OHGI and/or the Company as may be applicable agree to exercise reasonable best efforts to obtain the requisite shareholder or Member approval and NASDAQ’s approval.

If OHGI shall not obtain such approvals prior to the end of the First Adjustment Period or the Second Adjustment Period and the number of shares of OHGI Common Stock deliverable pursuant hereto exceeds 19.9% of the total number of shares of OHGI Common Stock outstanding on the date hereof or on the Issuance Date, OHGI shall pay cash in lieu of delivering any shares of OHGI Common Stock otherwise deliverable.

(d)   The Members understand and acknowledge that the issuance of shares of OHGI Common Stock pursuant hereto is contingent upon the Company obtaining NASDAQ approval.  The Members further acknowledge that NASDAQ approval is contingent upon the Company’s satisfaction of certain qualifications and requirements imposed by the NASDAQ Capital Market, which may include the approval of the issuance of OHGI common stock by the Company’s shareholders.

5.03 Reservation of OHGI Common Stock. OHGI agrees to reserve with its Transfer Agent from time-to-time a sufficient number of shares of OHGI Common Stock for issuance to the Members pursuant to Section 5.02.

5.04 Option to Purchase Remaining Company Membership Interests. The Members hereby grant OHGI an option to purchase the Company Membership Interests, which they retain after giving effect to the Exchange of their Company Membership Interests for the Exchange Shares, representing forty-nine percent (49%) of the fully-diluted Company Membership Interests (“Additional Company Membership Interests”), for a period of two (2) years commencing on the second (2nd) anniversary of the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (“OHGI Option”), at the “Exercise Price” set forth below, for which exercise OHGI shall give the Company and the Members written notice of its election to exercise the OHGI Option and the date upon which such notice is first delivered to the Company and the Members shall be hereinafter referred to as the “Option Exercise Date.” Any Company Membership Interests issued or sold by the Company, or transferred or assigned by the Members, after the date hereof shall be subject to the OHGI Option.

The Exercise Price for the purchase of the Additional Company Membership Interests (“Exercise Price”) shall be determined based upon the Company’s Net Profit for the twelve (12) calendar months as of the end of the month immediately preceding the Option Exercise Date, and shall be payable to the Members pro-rata in proportion to their respective Membership Ownership Percentages.

(i) If such Net Profit is not in excess of $20,000,000, the exercise price shall be six (6) times such Net Profit, payable, at the option of OHGI, in United States Dollars (“USD”) or by delivery of a number of shares of OHGI Common Stock equal to such Net Profit, divided by the Market Value (determined in accordance with Section 5.02 hereof, except that the Determination Date shall be the Option Exercise Date) of a share of OHGI Common Stock during the ten (10) trading days immediately preceding the Option Exercise Date.

(ii) If such Net Profit is in excess of $20,000,000, the Exercise Price shall be eight (8) times such Net Profit, payable, at the option of OHGI, in USD or by delivery of a number of shares of OHGI Common Stock equal to such Net Profit, divided by the Market Value (determined in accordance with Section 5.02 hereof, except that the Determination Date shall be the Option Exercise Date) of a share of OHGI Common Stock during the ten (10) trading days immediately preceding the Option Exercise Date; provided that OHGI shall pay to Members who desire to receive payment in USD, at least twenty percent (20%) of the portion of the Exercise Price allocable to them in USD within six (6) months of the Option Exercise Date.

Notwithstanding clause (ii) above, if such Net Profit is in excess of $25,000,000, OHGI will cooperate with management of the Company to explore a sale of the Company for a purchase price of not less than ten (10) times such Net Profit, in USD, of which fifty-one percent (51%) of the net cash proceeds would be payable to OHGI and the remaining forty-nine percent (49%) of the net cash proceeds would be payable to the Members (on a pro-rata basis, based on their respective Company Membership Interests).

5.05 Public Status.  OHGI shall make any and all required filings under the Exchange Act so that it remains a reporting company under the Exchange Act and so that the OHGI Common Stock continues to be a publicly-traded security for a period of at least five (5) years from the Closing Date. OHGI shall exercise commercially reasonable efforts to maintain the listing of the OHGI Common Stock on NASDAQ during the five (5) years following the Closing Date.

5.06 Public Announcements.  Except as required by applicable law, OHGI and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby. Each Member shall be afforded the opportunity for meaningful consultation prior to OHGI issuing any press release or making any public statement should the contemplated press release or public statement be in reference to such Member in any way.

5.07 Notices of Certain Events.  In addition to any other notice required to be given by the terms of this Agreement, each of the parties shall promptly notify the other party hereto of:

(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the transactions contemplated by this Agreement.

5.08 Access to Information.  Following the date hereof, until consummation of all transactions contemplated hereby:

(a) The Company shall give to OHGI and its authorized representatives full and complete access to the books and records, contracts, facilities and personnel of the Company as OHGI and its authorized representatives may request so that OHGI may complete its due diligence investigation of the Company. The Managing Members agree to provide OHGI and its authorized representatives with access to any information in his or her or the Company’s possession or within his or her or the Company’s control that contains information generated by him or her or the Company regarding the Company relative to its financial, operational, and/or regulatory condition (present, past, or prospective).

(b) OHGI shall give to the Managing Members and the Company’s authorized representatives full and complete access to the books and records, contracts, facilities and personnel of OHGI as the Managing Members and the Company’s authorized representatives may request so that the Company may complete its due diligence investigation of OHGI. OHGI agrees to provide the Managing Members and the Company’s authorized representatives with access to any information in its possession or within its control which contains information generated by it or on its behalf relative to the financial, operational, and/or regulatory condition (present, past, or prospective) of OHGI.

5.09 Limitation of Business Activities of the Company Prior to Closing.  Except for transactions contemplated by this Agreement, the Company will not, without the prior written consent of OHGI, (i) make any material change in the type or nature of its business, or in the nature of its operations, (ii) create or suffer to exist any debt, other than that currently in existence or undertaken to complete projects ongoing or to meet short term working capital needs, (iii) issue any membership interests or (iv) enter into any new agreements of any kind or undertake any new obligations or liabilities likely to have a material impact on its business.

5.10 Consents of Third Parties.  Each of the parties will give any notices to third parties, and will use its reasonable best efforts to obtain any third-party consents, that the other parties reasonably may request in connection with this Agreement. Each of the parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters in this Agreement.

5.11 No Solicitations.  From and after the date of this Agreement until the later of the Closing, sixty (60) days after the date hereof or termination of this Agreement pursuant to Section 9.01, the Company will not, nor will it permit any of its officers, managers or agents acting on its behalf to: (i) take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than OHGI, and other person(s) or entities for purposes of soliciting their participation as investors or co-investors with the Company, relating to the acquisition, sale or transfer of any of the Company Membership Interests or any material part of the assets of the Company; (ii) offer to issue, sell or transfer any Company Membership Interests or any material part of the assets of the Company to any person other than OHGI; or (iii) disclose financial or other information relating to the Company other than in the ordinary course of business to any person or entity other than OHGI or its agents and representatives, except with the written consent of OHGI. The Company acknowledges and agrees that the legal remedies available to OHGI in the event the Company violates any of the foregoing covenants would be inadequate and that OHGI shall be entitled to specific performance, injunctive relief and other equitable remedies in the event of any such violation. The Company will immediately notify OHGI regarding any contact between the Company, any of its directors, officers, employees, agents or representatives and any other person regarding any offer, proposal or inquiry during this exclusivity period.

5.12 Conversion to Corporation. OHGI has advised the Members that it intends to convert the Company into a Delaware corporation within forty-five (45) days after the Closing Date. The initial capitalization of such entity (“Newco”) shall be as indicated on Table 2 hereto. Each of the Members agrees to cooperate with OHGI to effectuate such conversion by exercising any voting rights he, she or it may have in favor of such conversion and executing and delivering such documents as may be necessary to effectuate the same. It is acknowledged and agreed that a “Shareholders Agreement” in the form of Exhibit 5.12 shall be entered into by the parties hereto setting forth the respective operational, management and voting powers granted to each of the Members and OHGI.

5.13 No Investment without Consent. Prior to the third (3rd) anniversary of the Closing Date, the Company shall not accept any investment from a third party or admit a new Member to the Company without the consent of OHGI.

5.14 Short Sale. Prior to the third (3rd) anniversary of the Closing Date, no Member shall, directly or indirectly, enter into a short sale of OHGI Common Stock or enter into any hedging transaction including any borrowing which establishes a net short position.

5.15 Additional Acquisitions. Prior to completing an acquisition of another business, OHGI shall advise the Members serving on the Board of the Company of its intent to do so and, if consummation of such acquisition requires consent of the shareholders of OHGI, such Members shall have the right to vote any shares of OHGI they may hold on the applicable record date.

5.16       Survival. The obligations of OHGI under this Article V shall survive any termination of this Agreement or conversion of the Company into Newco.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF OHGI

The obligations of OHGI under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

6.01 Accuracy of Representations and Performance of Covenants. Each of the representations and warranties made by the Company Parties and the Members shall be true and correct in all material respects as of the Closing Date as if made on such date.  The Company and each Member shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. OHGI shall be furnished with a certificate, signed by a duly authorized executive officer of the Company and dated as of the Closing Date, confirming (i) the statements made in the two preceding sentences; and (ii) that there has been no material adverse change in the business, affairs, prospects, operations, properties, assets or conditions of the Company since the date of this Agreement.

6.02 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated hereby.

6.03 Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company after the Closing Date on the basis as presently operated shall have been obtained.

6.04 Absence of Litigation. There shall be no actions, suits, proceedings or governmental investigations or inquiries pending or, to Company’s knowledge, threatened against the Company and/or the Members which would prevent the consummation of the transaction contemplated hereby.

6.05 Other Items. OHGI shall have received further documents, certificates, or instruments relating to the transactions contemplated hereby as it may reasonably request, including such financial statements for the Company and such information regarding the Company and its operations as OHGI shall deem reasonably necessary for inclusion in the reports to be filed by OHGI with the SEC.

6.06 Schedules and Other Information.  The Company shall have delivered to OHGI the financial statements of the Company, the Company Disclosure Schedules required hereunder, and other books and records reasonably requested in connection with OHGI’s due diligence investigation of the Company, and there shall have been no disclosure in any financial statements or any schedule delivered after the date of execution and delivery of this Agreement, or the documents described therein, or in any disclosure provided in connection with such due diligence investigation, which in the reasonable opinion of OHGI differs materially from the information it has received as of the date hereof and which does or may have a materially adverse effect on the value of the business of the Company or on its assets, properties or goodwill.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

AND THE MEMBERS

The obligations of the Company and the Members under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

7.01       Accuracy of Representations and Performance of Covenants. Each of the representations and warranties made by OHGI shall be true and correct in all material respects as of the Closing Date as if made on such date. OHGI shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Company shall be furnished with a certificate, signed by a duly authorized executive officer of OHGI, dated the Closing Date, confirming (i) the statements made in the two preceding sentences; and (ii) that there has been no material adverse change in the business, affairs, prospects, operations, properties, assets or conditions of the OHGI since the date of this Agreement.

7.02 No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

7.03 Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of OHGI after the Closing Date shall have been obtained, except that the consent of NASDAQ to the issuance of the Additional Shares, the consent of the shareholders of OHGI to the issuance of the Additional Shares and the issuance of the Additional Shares may be obtained or effectuated as otherwise set forth in Section 5.02.

7.04 Absence of Litigation. There shall be no actions, suits, proceedings or governmental investigations or inquiries pending or, to OHGI’s knowledge, threatened against OHGI which would prevent the consummation of the transactions contemplated hereby.

7.05 Employment Agreement. OHGI shall within three (3) business days of the Closing Date, enter into an Employment Agreement with Diaz in the form annexed hereto as Exhibit 7.05.

7.06 Other Items.  The Company and the Members shall have received further documents, certificates, or instruments relating to the transactions contemplated hereby as they may reasonably request.

7.07 Schedules and Other Information. OHGI shall have delivered to the Company the OHGI Disclosure Schedules required hereunder, and there shall have been no disclosure in any Schedule delivered after the date of execution and delivery of this Agreement, or the documents described therein, which in the reasonable opinion of the Company does or may have a materially adverse effect on the value of the business of OHGI or on its assets, properties or goodwill.

ARTICLE VIII

POST CLOSING COVENANTS

8.01       Cooperation with Financial Statements. The Managing Members shall, at the expense of OHGI, assist OHGI to complete such audit of the Company’s financial statements as are required by the Rules and Regulations of the Exchange Act.

8.02       Information Statement. As promptly as practicable following the Closing Date, OHGI shall prepare and caused to be mailed to its stockholders such Information Statement as may be required by the Rules and Regulations of the Exchange Act and the Rules of NASDAQ to permit the Exchange Shares to be issued to the Members.

8.03       Board Representation. OHGI shall cause Diaz and Resnick to be elected as directors of the Board of the Company and Diaz, Resnick and OHGI may elect additional directors to the Board of the Company; it being understood that under all circumstances, OHGI will have the right to designate a majority of the members of the Board of the Company (other than the aforementioned designees). OHGI will compensate each Additional Board Member elected to the Board of the Company, except OHGI designees and Natalia Diaz who will be entering into a separate employment agreement, with a grant of shares of OHGI Common Stock having a value of not less than $100,000, as to be agreed upon by the parties.

8.04       Working Capital. No later than fifteen (15) days after the Closing Date, OHGI shall make a capital contribution of $200,000 to the Company for working capital; and no later than seventy-five (75) days after the Closing Date, OHGI shall lend an additional $100,000 to the Company (“Loan”). The Loan shall bear interest at an annual rate of five percent (5%) and shall be payable out of free cash flow beginning on the one (1) year anniversary of the Closing.

8.05       Restriction on Investment in Company by Third Parties. For a period of three (3) years after the Closing Date, the Company will not accept investment funds from any third party, or issue any Membership Interests, or permit the transfer or assignment of any existing Company Membership Interests without the express written approval of a designated member of the Board of OHGI.

8.06       Trading Restrictions. No Member, whether in such Member’s own capacity or through a representative, agent or affiliate, shall enter into or effect any “short sales” (as that term is defined in Rule 10a-1 of the Exchange Act) of OHGI Common Stock or any hedging transaction, including obtaining a borrowing, which establishes a net short position with respect to OHGI Common Stock.

8.07       Non-interference. Subject to the fiduciary obligations of the Board of OHGI, Diaz will be permitted to serve as the Chief Executive Officer of the Company with sole responsibility and authority for the Company’s obligations for the term of her Employment Agreement. Further, subject to the fiduciary obligations of the Board of OHGI, neither OHGI nor any of its affiliated entities shall interfere with the operations of the Company.

8.08       Registration Rights.

  (a)  For purposes of this Section 8.08:

1.	“Bespoke” means Bespoke Growth Partners, Inc.

2.	“Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company filed pursuant hereto, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law based upon, or arising out of, any of such party’s obligations arising hereunder.

3.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time-to-time, and the rules and regulations promulgated thereunder.

4.	“Excluded Registration” means (i) a registration of the sale of securities to directors, employees or consultants of the Company or a subsidiary pursuant to a bona fide compensatory arrangement; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; (iv) a registration solely of debt or nonconvertible preferred stock; or (v) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

5.	“GAAP” means generally accepted accounting principles in the United States.

6.	“Participating Holder” means TGZ or Bespoke in connection with such Registration Statement as to which, in compliance with this Section it has requested the inclusion of all or a portion of its Registrable Securities.

7.	“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

8.	“Registrable Securities” means those shares of OHGI Common Stock and all shares of OHGI Common Stock or other securities issued upon conversion or exchange or otherwise in respect thereof, including without limitation pursuant to any stock dividend, stock split, merger, consolidation or other recapitalization transaction, held by TGZ or Bespoke.

9.	“SEC” means the Securities and Exchange Commission.

10.	“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, as in effect from time-to-time.

11.	“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act, as in effect from time-to-time.

12.	“Securities Act” means the Securities Act of 1933, as amended from time-to-time, and the rules and regulations promulgated thereunder.

13.	“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and the fees and expenses of counsel to the selling Shareholders.

14.	“TGZ” means TGZ Capital, L.P.

(b) Promptly after the Company determines to register (including, for this purpose, a registration by the Company for holders of OHGI Common Stock) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall give TGZ and Bespoke written notice of such proposed registration. Upon the request of TGZ or Bespoke given within twenty (20) days after such notice, the Company shall, subject to the provisions of this Section 8.08, cause to be registered all of the Registrable Securities that TGZ or Bespoke has requested to be included in such registration.

(c) Notwithstanding any other provision of this Section, if the underwriter(s) for a registration of the Common Stock referred to in Section 8.08(b) advise(s) the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the maximum number of Registrable Securities and securities to be registered on behalf of all Participating Holders that may be included in the underwriting shall be allocated among the Participating Holders in proportion (as nearly as practicable) to the number of Registrable Securities for which the Participating Holder requested registration; provided, however, that the number of Registrable Securities held by TGZ or Bespoke to be included in such underwriting shall not be reduced unless all other securities (other than securities to be sold by Participating Holders) are first entirely excluded from the underwriting.

For purposes of any apportionment under this Section, TGZ, Bespoke and their respective transferees shall be deemed to be a single ‘shareholder,’ and any pro-rata reduction with respect to such ‘shareholder’ shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such ‘shareholder,’ as defined in this sentence.

(d) Whenever required under this Section to affect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(i)          prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period TGZ or Bespoke refrain, at the written request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration and (ii) in the case of any registration of Registrable Securities that are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended for up to an additional sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(ii)         subject to clause (i), prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to keep such registration statement effective for the period specified in clause (i) and to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(iii)        furnish to TGZ and Bespoke such numbers of copies of the prospectus, including a preliminary prospectus, included in the registration statement, and such other documents, as the ‘shareholder’ may reasonably request in order to facilitate their disposition of their Registrable Securities;

(iv)        use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by TGZ or Bespoke; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(v)         in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(vi)        promptly make available (subject to reasonable confidentiality requirements) for inspection by any Participating Holder, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the TGZ or Bespoke, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or reasonably advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(vii)       notify TGZ and Bespoke, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(viii)      after such registration statement becomes effective, notify TGZ and Bespoke of any request by the SEC that the Company amend or supplement such registration statement or prospectus;

(ix)         immediately notify each seller of Registrable Securities and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading; provided that the Company may postpone for up to ninety (90) days the delivery of any such supplement or amendment if the Company’s Board of Directors determines in good faith that disclosure of the new information to be contained therein would reasonably be expected to have a material adverse effect on (i) any proposal or plan by the Company or any of its affiliates to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction; or (ii) any pending or threatened litigation to which the Company is, or is threatened to be made, a party; and

(x)          in the case of an underwritten offering, use its best efforts to furnish, at the request of TGZ or Bespoke, on the date on which their Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and TGZ and Bespoke and (ii) a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

(e) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 8.08 with respect to the Registrable Securities of either TGZ or Bespoke that TGZ or Bespoke, as the case may be shall furnish such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to affect the registration of the ‘shareholder’s’ Registrable Securities.

(f) All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Section, including all registration, filing, and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, shall be borne and paid by the Company, whether or not any such registration or qualification becomes effective. All Selling Expenses relating to Registrable Securities registered pursuant to this Section shall be borne and paid by the Participating Holders pro-rata on the basis of the number of Registrable Securities registered on his or her behalf.

(g) The Company shall have the right to terminate or withdraw any registration initiated by it before the effective date thereof, whether or not TGZ or Bespoke has elected to include Registrable Securities in such registration, without liability of the Company to any holder of Registrable Securities except for payment of registration expenses as provided in this Section. TGZ or Bespoke may withdraw any Registrable Securities from any registration before the effective date of such registration without liability to the Company or any other holder of Common Stock except for payment of its portion of any Selling Expenses incurred with respect to the period before such withdrawal.

(h) If any Registrable Securities are included in a registration statement under this Section, to the extent permitted by law, the Company will indemnify and hold harmless the Participating Holder, and the partners, members, officers, directors, and shareholders of the Participating Holder, and each Person, if any, who controls the Participating Holder, underwriter or other Person within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to the Participating Holder, underwriter, controlling Person, or other aforementioned Person any legal fees and other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Participating Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

To the extent permitted by law, each Participating Holder will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel for the Company, any underwriter (as defined in the Securities Act), any other Participating Holder selling securities in such registration statement, and any controlling Person of any such underwriter, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Participating Holder expressly for use in connection with such registration; and each such selling Participating Holder will pay to the Company and each other aforementioned Person any legal fees and other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Participating Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Participating Holder by way of indemnity or contribution under this Section exceed the proceeds from the offering received by the Participating Holder (net of any Selling Expenses paid by the Participating Holder).

Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel reasonably mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action will not relieve such indemnifying party of any liability to the indemnified party under this Section, except to the extent, and only to the extent, that such failure actually and materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section.

To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section provides for indemnification in such case or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall the aggregate amounts payable by the Participating Holder by way of indemnity or contribution exceed the proceeds from the offering received by the Participating Holder (net of any Selling Expenses) paid by such Participating Holder.

Notwithstanding the foregoing, to the extent that any provision on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering is in conflict with any of the foregoing provisions, the provision in the underwriting agreement shall control.

The obligations of the Company and the Participating Holder under this Section shall survive the completion of any offering of Registrable Securities in a registration under this Section, and otherwise shall survive the termination of this Agreement.

(i)  The rights of TGZ and Bespoke, as the case may be, to request inclusion of Registrable Securities in any registration pursuant to this Section shall terminate on the date that it is able to sell, during any three-month period without limitation under Rule 144 of the amount of securities to be sold, all of the remaining Registrable Securities held by it.

(j) Each of TGZ and Bespoke may assign their rights under this Article VIII to any of its affiliates to whom it transfers Registrable Securities and such affiliate(s)/transferees agree to be bound by all of the obligations of TGZ and Bespoke under this Article VIII.

ARTICLE IX

TERMINATION

9.01 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of OHGI and the Company;

(b) by OHGI or the Company if the Closing shall not have occurred on or before February 28, 2018 (unless the failure to consummate the transactions by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement which, in the case of the Company would include the failure of any Member);

(c) by OHGI if: (i) the Company or a Member shall have failed to timely comply in any material respect with any of the other covenants, conditions, terms or agreements contained in this Agreement to be complied with or performed by it, which breach is not cured within ten (10) days if capable of cure; or (ii) any representations and warranties of the Company Parties or the Members contained in this Agreement shall have been materially false when made or on and as of the Closing Date; or

(d) by the Company if: (i) OHGI shall have failed to timely comply in any material respect with any of the covenants, conditions, terms or agreements contained in this Agreement to be complied with or performed by it, which breach is not cured within ten (10) days if capable of cure; or (ii) any representations and warranties of OHGI contained in this Agreement shall have been materially false when made or on and as of the Closing Date.

9.02 Effect of Termination.  In the event of the termination of this Agreement pursuant to this Article IX, all further obligations of the parties under this Agreement shall forthwith be terminated without any further liability of any party to the other parties; provided, however, that nothing contained in this Section 9.02 shall relieve any party from liability for any breach of this Agreement. Upon termination of this Agreement for any reason, each of the parties shall promptly cause to be returned to the other all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with the investigation of the other party’s business, operations and legal affairs, including any copies made of any such documents or information.

ARTICLE X

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.01. Survival. The representations and warranties, set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of eighteen (18) months after the Closing Date (“Warranty Period”) and shall thereupon terminate and expire and shall be of no force or effect thereafter, except that (i) the representation and warranty of the Members in Section 2.01 as to the ownership of the Company Membership Shares shall survive for the period equal to the applicable statute of limitations relating to said matter; (ii) with respect to any claim, written notice of which shall have been delivered to OHGI or the Members, as the case may be, in accordance with the indemnification provisions of this Article X and prior to the end of the Warranty Period, such claim shall survive the termination of such Warranty Period for as long as such claim is unsettled, and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date.

10.02. Indemnification by Members. Subject to the provisions of Section 10.05 below, each Member hereby covenants and agrees with OHGI that such Member shall indemnify OHGI and its directors, officers, employees and Affiliates (as that term is defined in Rule 405 of the Securities Act), and each of their successors and assigns (individually, an “OHGI Indemnified Party”), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest, if any, imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) (collectively, “Damages”) incurred by any of them resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by the Members made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

10.03. Indemnification by OHGI. Subject to the provisions of Section 10.05 below, OHGI hereby covenants and agrees with the Members that OHGI shall indemnify the Members (each a “Member Indemnified Party” and collectively, the “Member Indemnified Parties”) and hold them harmless from, against and in respect of any and all Damages incurred by the Members Indemnified Party resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by OHGI made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

10.04. Right to Defend. If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against an OHGI Indemnified Party or Members Indemnified Party (referred to herein as an “Indemnified Party”), then the Indemnified Party will give prompt written notice of any such claim to the indemnifying party, which notice shall set forth in reasonable detail the nature, basis and amount of such claim (the “Notice of Third Party Claim”). It is a condition precedent to the applicable indemnifying party’s obligation to indemnify the applicable Indemnified Party for such claim that such Indemnified Party timely provide to such indemnifying party the applicable Notice of Third Party Claim, provided that the failure to provide such Notice of Third Party Claim shall only relieve such indemnifying party of its or his obligation to indemnify for such claim only to the extent that such indemnifying party has been prejudiced by such Indemnified Party’s failure to give the Notice of Third Party Claim as required. The indemnifying party receiving such Notice of Third Party Claim may (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) undertake the defense of such claims or actions at its expense with counsel chosen and paid by its giving written notice (the “Election to Defend”) to the Indemnified Party within thirty (30) days after the date the Notice of Third Party Claim is deemed received; provided, however, that the indemnifying party receiving the Notice of Third Party Claim may not settle such claims or actions without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, except if the sole relief provided is monetary damages to be borne solely by the indemnifying party; and, provided further, if the defendants in any action include both the indemnifying party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the parties, the Indemnified Party shall cooperate in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but the Indemnified Party shall have the right to retain its own counsel and to control its defense and shall be entitled to be reimbursed for all reasonable costs and expenses incurred in such separate defense. In no event will the provisions of this Article reduce or lessen the obligations of the parties under this Article, if prior to the expiration of the foregoing thirty (30) day notice period, the Indemnified Party furnishing the Notice of Third Party Claim responds to a third-party claim if such action is reasonably required to minimize damages or avoid a forfeiture or penalty or because of any requirements imposed by law. If the indemnifying party receiving the Notice of Third Party Claim does not duly give the Election to Defend as provided above, then it will be deemed to have irrevocably waived its right to defend or settle such claims, but it will have the right, at its expense, to attend, but not otherwise to participate in, proceedings with such third parties; and if the indemnifying party does duly give the Election to Defend, then the Indemnified Party giving the Notice of Third Party Claim will have the right at its expense, to attend, but not otherwise to participate in, such proceedings. The parties to this Agreement will not be entitled to dispute the amount of any Damages (including reasonable attorney’s fees and expenses) related to such third-party claim resolved as provided above.

10.05 Limitation on Rights of Indemnification.

(a) No OHGI Indemnified Party shall have the right to indemnification under this Agreement unless and until the aggregate amount of any and all such indemnification claims made by an OHGI Indemnified Party under this Agreement exceeds $100,000 (the “Basket”). If claims asserted by the OHGI Indemnified Parties exceed the Basket, OHGI Indemnified Parties shall be entitled to receive $1.50 USD in respect of each one dollar ($1.00 USD) of indemnified claims in excess of the Basket until the OHGI Indemnified Parties shall have received an amount equal to the sum of the reimbursed indemnified claims plus the Basket in respect of indemnified claims If OHGI Indemnified Parties are entitled to any further payments in respect of indemnifications claims, they shall be made on a dollar-for-dollar basis subject to any limitations contained herein. The Basket shall not apply to claims relating to the representation and warranty of the Members in Section 2.01 as to the ownership of the Company Membership Interests.

Members may satisfy any indemnification claims hereunder by delivery of shares of OHGI Common Stock. Such shares shall be valued at the greater of (i) $1.50 USD per share and (ii) the value used to determine the number of shares issued in respect of the Additional Shares, and, in such latter case, shares shall be valued first at the highest price, up to the number of shares issued at such price, next at the second highest price, up to the number of shares issued at such price, and then at the lowest price.

(b) The aggregate liability of the Members pursuant to this Article X shall not exceed the value of the Exchange Shares; provided, however, that the provisions of this Section 10.05(b) shall not apply to: (i) breaches of Members’ representations and warranties relating to ownership of Company Membership Interests, and (ii) claims arising out of fraud.

(c) Except in the event of fraud, the remedies provided in Sections 10.02 and 10.03 hereof shall be the sole and exclusive remedies of OHGI Indemnified Parties and Members Indemnified Parties from and after the Closing in connection with any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided, that, nothing contained herein shall prevent any party from seeking equitable remedies (including specific performance or injunctive relief) in connection therewith.

ARTICLE XI

MISCELLANEOUS

11.01 Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of New York, without giving effect to principles of conflicts of law thereunder. Venue for all matters shall be in New York, New York. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the Southern District Court of the United States located in New York County. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

11.02 Notices.  Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by overnight courier or registered mail or certified mail, postage prepaid, or electronic mail with a follow up copy by overnight courier, addressed as follows:

If to the Company or the Members:

ONCE IN A LIFETIME LLC

2700 Bay Avenue

Miami Beach, Florida 33140

Attn: Andrew Resnick, Managing Member

E-mail: andrewresnick21@gmail.com

with a copy (which shall not constitute notice) by electronic mail to:

Cowan, DeBaets, Abrahams & Sheppard LLP

44 Madison Avenue

38th Floor

New York, New York 10010

Attn: Jonathan B. Sessler, Esq.

If to OHGI:

One Horizon Group, Inc.

Room 1808, 18/F Hutchison House, 10 Harcourt Road, Central

Hong Kong

Attn: Mark B. White, Chief Executive Officer

E-mail: mark@onehorizoninc.com

with a copy (which shall not constitute notice) by electronic mail to:

One Horizon Group, Inc.

34 South Molton Street

London W1K 5RG, United Kingdom

Attn: Martin Ward, Chief Financial Officer

E-mail: martin.ward@onehorizongroup.com

Mandelbaum Salsburg

1270 Sixth Avenue

New York, NY 10021

Attention: Vincent J. McGill, Esq.

E-mail: vmcgill@evw.com

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered or sent by electronic mail, (ii) on the day after dispatch, if sent by overnight courier, and (iii) three (3) days after mailing, if sent by registered or certified mail.

11.03 Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

11.04 Confidentiality. OHGI, on the one hand, the Company and the Members, on the other hand, each agree with the other that the documentation and other information disclosed to them by the other party hereunder to evaluate various the business and affairs of the Company or OHGI, as the case may be, and various aspects of the Exchange and the other transactions contemplated hereby may contain proprietary confidential information and trade secrets, and that the disclosure and unauthorized use of such information could cause irreparable injury. The parties agree that all such information and materials shall be used and disclosed only to the limited extent necessary for the parties hereto (and their professional advisors) to evaluate the Exchange and the other transactions contemplated hereby. All extracts, digests and copies of such documentation and information shall be maintained under strict control by the recipients. Upon termination of the negotiations by the parties, no party (or advisor to such party) shall make any further use of such documentation and information, and all documentation previously obtained (together with all copies, abstracts, digests and analyses thereof) shall be returned to the party providing such information. The Company and the Members recognize that OHGI is a publicly traded company in the United States and agree not to buy OHGI Common Stock or recommend to any other party that it or he or she do so, from the Closing Date until such information has been disclosed to the public.

11.05 Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party prior to the release thereof.

11.06 Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

11.07 Third Party Beneficiaries.  This contract is strictly between OHGI and the Company, and, except as specifically provided, no director, officer, stockholder (other than the Members), employee, agent, independent contractor or any other person or entity shall be deemed to be a third-party beneficiary of this Agreement.

11.08 Expenses.  Whether or not the Exchange is consummated, each of OHGI, on the one hand, and the Company and the Company, on the other hand, will bear their own respective expenses, including without limitation the fees and expenses of its legal, accounting and financial advisors, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

11.09 Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

11.10 Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may by amended only by a writing signed by all parties hereto.

11.11. Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

11.12 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

[Signature Page Follow]

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first-above written.

One Horizon Group, Inc.

By:	/s/ Mark White
Name: Mark White Title: Chief Executive Officer
ONCE IN A LIFETIME LLC

By:	/s/ Natalia Diaz
Name: Natalia Diaz
Title: Manager

By:	/s/ Andrew Resnick
Name: Andrew Resnick
Title: Manager

Members
Bespoke Growth Partners, Inc.

By:	/s/ Mark Howard Peikin
Name: Mark Howard Peikin, CEO

TGZ Capital, LP
By:	/s/ Patrick Finnegan
Name: Patrick Finnegan

By:	Andrew Resnick
Andrew Resnick

By:	Natalia Diaz
Natalia Diaz

Table 1

	OHGI Shares
Name of Member	Membership Interest in %	Initial Shares	Additional Shares in %
Andrew Resnick	59.5	793,333	59.5
Natalia Diaz	25.5	340,000	25.5
Bespoke Growth Partners Inc.	10.0	133,333	10.0
TGZ Capital LP	5.0	66,667	5.0